Exhibit 99.5

Date:	February 12, 2007

To:	See Distribution

cc:

From:	Corporate Communications

Subject:	Key Messages and Customer Letter on Hindalco Acquisition

Priority: High	Action: FYI
Dear Colleagues:
As a follow-up to the announcement that we have agreed to be acquired by Hindalco Industries Limited, we would like to provide you with key messages that can be used in your discussions with employees, customers and suppliers. We are also providing a template for sending customer letters. An employee presentation is currently being finalized and we’ll send it to you as soon as we can.
Please note as a publicly traded company, we are legally restricted in what we can communicate regarding this agreement. As a reminder, any additional written communications or any revisions to what has or will be supplied to you from corporate communications must be reviewed and approved by our legal counsel before use.
Best regards,
Corporate Communications
Distribution:
Additional Information and Where to Find it
In connection with the proposed arrangement and required shareholder approval, Novelis Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NOVELIS AND THE ARRANGEMENT. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by

Novelis with the SEC may be obtained free of charge by contacting Novelis at 3399 Peachtree Road NE, Suite 1500, Atlanta, GA 30326, Attention: Corporate Secretary. Our filings with the SEC are also available on our website at www.novelis.com.
Participants in the Solicitation
Novelis and its officers and directors may be deemed to be participants in the solicitation of proxies from Novelis’ shareholders with respect to the arrangement. Information about Novelis’ officers and directors and their ownership of Novelis’ common shares is set forth in the proxy circular for Novelis’ 2006 Annual Meeting of Shareholders, which was filed with the SEC on September 15, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Novelis and its respective officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the arrangement, which will be filed with the SEC.